Exhibit 4.4

EXECUTION VERSION

CBD MEDIA HOLDINGS LLC

CBD HOLDINGS FINANCE, INC.

$100,000,000

9 1/4% Senior Notes due 2012

PURCHASE AGREEMENT

October 21, 2004

Lehman Brothers Inc.

Banc of America Securities LLC

Goldman, Sachs & Co.

c/o Lehman Brothers Inc.

745 Seventh Avenue, 19th Floor

New York, New York 10019

Ladies and Gentlemen:

CBD Media Holdings LLC, a Delaware limited liability company (“Holdings”), and CBD Holdings Finance, Inc., a Delaware corporation (“Finance” and, together with Holdings, the “Issuers”), propose to issue and sell to the several Initial Purchasers named in Schedule 1 hereto (the “Initial Purchasers”) $100,000,000 in aggregate principal amount of their 9 1/4% Senior Notes due 2012 (the “Notes”), pursuant to the terms of an indenture (the “Indenture”), to be dated as of October 26, 2004, between the Issuers and HSBC Bank USA, National Association, as trustee (the “Trustee”).

The Notes will be offered and sold to you pursuant to an exemption from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”). The Issuers have prepared a preliminary offering memorandum, dated October 19, 2004 (as amended or supplemented, the “Preliminary Offering Memorandum”), and will prepare a final offering memorandum (the “Offering Memorandum”), to be dated October 21, 2004, relating to the Issuers and the Notes.

Upon original issuance thereof, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution therefor) shall bear substantially the following legend:

THE NOTES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (A)(1) TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT PURCHASING FOR ITS OWN

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ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (2) IN AN OFFSHORE TRANSACTION COMPLYING WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (3) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE), (4) TO AN INSTITUTIONAL ACCREDITED INVESTOR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (5) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (BASED ON AN OPINION OF COUNSEL IF THE ISSUERS SO REQUEST) OR (6) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES.

You have advised the Issuers that you will make offers and sales (the “Exempt Resales”) of the Notes purchased hereunder on the terms set forth in the Offering Memorandum solely to (i) persons whom you reasonably believe to be “qualified institutional buyers” as defined in Rule 144A under the Securities Act (“QIBs”) and (ii) outside the United States to persons other than U.S. Persons in offshore transactions meeting the requirements of Regulation S under the Securities Act (“Regulation S”) (such persons specified in clauses (i) and (ii) being referred to herein as the “Eligible Purchasers”). As used herein, the terms “offshore transaction,” “United States” and “U.S. Person” have the respective meanings given to them in Regulation S. You will offer the Notes to Eligible Purchasers initially at a price equal to 100.00% of the principal amount thereof. Thereafter, the offering price may be changed at any time without notice.

The financing transactions, including the offering of the Notes, as described in the Offering Memorandum are collectively referred to herein as the “Transactions.”

Holders (including subsequent transferees) of the Notes will have the registration rights set forth in the registration rights agreement (the “Registration Rights Agreement”) among the Issuers and the Initial Purchasers, to be dated as of the Closing Date (as defined below), in the form of Exhibit A hereto, for so long as such Notes constitute “Transfer Restricted Securities” (as defined in the Registration Rights Agreement). Pursuant to the Registration Rights Agreement, the Issuers will agree to file with the Securities and Exchange Commission (the “Commission”) under the circumstances and pursuant to the terms set forth therein, (i) a registration statement under the Securities Act (the “Exchange Offer Registration Statement”) relating to a separate series of the Issuers’ 9 1/4% Senior Notes due 2012 with substantially identical terms to the Notes (except for transfer restrictions) (the “Exchange Notes”) to be offered in exchange for the Notes (such offer to exchange being referred to collectively as the “Registered Exchange Offer”) and (ii) if required by the terms of the Registration Rights Agreement, a shelf registration statement pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement” and, together with the Exchange Offer Registration Statement, the “Registration Statements”) relating to the resale by certain holders of the Notes, and to use their reasonable best efforts to cause such Registration Statements to be

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declared effective. This Agreement, the Notes, the Exchange Notes, the Indenture and the Registration Rights Agreement are hereinafter referred to collectively as the “Operative Documents.” This is to confirm the agreements concerning the purchase of the Notes from the Issuers by the Initial Purchasers.

SECTION 1. Representations, Warranties and Agreements of the Issuers. The Issuers, jointly and severally, represent, warrant and agree that:

(a) The Preliminary Offering Memorandum and the Offering Memorandum have been or will be prepared by the Issuers for use by the Initial Purchasers in connection with the Exempt Resales. No order or decree preventing the use of the Preliminary Offering Memorandum or the Offering Memorandum or any order asserting that the transactions contemplated by this Agreement are subject to the registration requirements of the Securities Act has been issued, and no proceeding for that purpose has commenced or is pending or, to the knowledge of the Issuers, is contemplated.

(b) The Preliminary Offering Memorandum as of its date, and the Offering Memorandum as of its date and the Closing Date, did not or will not as of such dates, and amendments or supplements to the Offering Memorandum will not, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except that this representation and warranty does not apply to statements in or omissions from the Preliminary Offering Memorandum and the Offering Memorandum made in reliance upon and in conformity with information furnished to the Issuers in writing by or on behalf of the Initial Purchasers expressly for use therein, as specifically identified in Section 8(e) hereof.

(c) Each of the Issuers and their subsidiaries has been duly organized, is an existing limited liability company or corporation and is in good standing under the laws of its respective jurisdiction of organization and is duly qualified to do business and is in good standing in each jurisdiction in which its respective ownership or lease of property or the conduct of its respective businesses requires such qualification other than where the failure to be so qualified or in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below). Each of the Issuers and their subsidiaries has all corporate or limited liability company, as the case may be, power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, and none of the subsidiaries of the Issuers, other than CBD Media LLC, is a “significant subsidiary,” as such term is defined in Rule 405 under the Securities Act.

(d) Holdings has no subsidiaries (as defined in Section 15 hereof) other than CBD Media LLC, CBD Finance, Inc. and Finance.

(e) Holdings has an authorized capitalization as set forth in the Offering Memorandum under the caption “Capitalization”; all of the issued shares of capital stock or other equity interests of the Issuers have been duly authorized and validly issued, are fully paid and non-assessable; and all of the issued shares of capital stock or other equity

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interests of CBD Media LLC, CBD Finance, Inc. and Finance are owned directly or indirectly by Holdings, free and clear of all liens, encumbrances and defects, other than liens, encumbrances or defects contemplated under the Credit Agreement (as hereinafter defined) and none of such shares of capital stock or other equity interests were issued in violation of preemptive or other similar rights arising by operation of law, under the charter and bylaws (or similar organizational documents) of the Issuers or under any agreement to which the Issuers are a party or otherwise.

(f) Each of the Issuers has all requisite corporate or limited liability company, as the case may be, power and authority to execute, deliver and perform its respective obligations under this Agreement and each of the other Operative Documents to which it is a party.

(g) This Agreement has been duly and validly authorized, executed and delivered by the Issuers.

(h) The Registration Rights Agreement has been duly and validly authorized by the Issuers and, when duly executed by the proper officers of the Issuers (assuming due authorization, execution and delivery by the Initial Purchasers) and delivered by the Issuers, will constitute a legally valid and binding agreement of the Issuers, enforceable against each of the Issuers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity), and except that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy relating thereto.

(i) The Indenture has been duly and validly authorized by the Issuers and, when duly executed by the proper officers of the Issuers (assuming due authorization, execution and delivery by the Trustee) and delivered by the Issuers, will constitute a legally valid and binding agreement of the Issuers enforceable against each of the Issuers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). As of the Closing Date, the Indenture will conform to the requirements of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and the rules and regulations thereunder applicable to an indenture that is qualified thereunder.

(j) The Notes have been duly and validly authorized by the Issuers and, when duly executed by the Issuers in accordance with the terms of the Indenture and assuming due authentication of the Notes by the Trustee, when delivered to the Initial Purchasers against payment therefor in accordance with the terms hereof, will have been validly issued and delivered and will constitute legally valid and binding obligations of the

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Issuers entitled to the benefits of the Indenture and enforceable against each of the Issuers in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(k) The Exchange Notes have been duly and validly authorized by the Issuers and, if and when duly executed by the Issuers in accordance with the terms of the Indenture and assuming due authentication of the Exchange Notes by the Trustee, if and when delivered in accordance with the Registered Exchange Offer contemplated by the Registration Rights Agreement, will constitute legally valid and binding obligations of the Issuers entitled to the benefits of the Indenture and enforceable against each of the Issuers in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights and remedies generally, and by general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(l) The Issuers have all requisite corporate and limited liability company power and authority to enter into the financing transactions described in the Offering Memorandum.

(m) (i) The Indenture, the Notes, the Registration Rights Agreement and the Credit Facility (as hereinafter defined) will, and (ii) the Billing and Collection Services Operating Agreement, dated as of February 4, 2002, between Cincinnati Bell Telephone Company and CBD Media, Inc., the Directory Business Agreement, dated as of February 4, 2002, between Broadwing Inc. and CBD Media, Inc., the Directory Services Agreement, dated as of September 1, 2002, between CBD Media LLC and L.M. Berry and Company, the Agreement between Cincinnati Bell Directory Inc. and Quebecor Printing Directory Sales Corporation for Printing and Binding of Directories, effective as of January 1, 1999, as amended, the Directory Delivery Agreement, effective as of January 1, 2003, between Cincinnati Bell Media LLC and Directory Distributing Associates, Inc., the License Agreement, dated as of February 4, 2002, between Broadwing Inc. and CBD Media, Inc., and the Advisory Agreement, dated as of March 8, 2002, by and between CBD Media LLC and Applegate and Collatos, Inc., as amended, do, conform in all material respects to the descriptions thereof in the Offering Memorandum.

(n) Provided that on or prior to the Closing Date, the Issuers have entered into an amendment to the Credit Agreement (the “Amendment”) providing for a $23.0 million increase in the existing $130.0 million term loan portion of the Credit Facility, the execution, delivery and performance of this Agreement and the other Operative Documents by the Issuers and the consummation of the Transactions will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, impose any

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lien, charge or encumbrance upon any property or assets of the Issuers or any of their subsidiaries pursuant to, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement, license or instrument to which either of the Issuers or any of their subsidiaries is a party or by which either of the Issuers or any of their subsidiaries is bound or to which any of the property or assets of either of the Issuers or any of their subsidiaries is subject, (ii) result in any violation of the provisions of the charter or bylaws (or similar organizational documents) of the Issuers or any of their subsidiaries, or (iii) result in the violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Issuers or any of their subsidiaries or any of their respective properties or assets (except, with respect to (i) and, (iii), to the extent any such conflict, breach, violation, imposition or default would not reasonably be expected to have a Material Adverse Effect); and except as may be required in connection with (1) the registration of the Notes and the Exchange Notes under the Securities Act in accordance with the Registration Rights Agreement, (2) qualification of the Indenture under the Trust Indenture Act and (3) compliance with the securities or Blue Sky laws of various jurisdictions, no consent, approval, authorization or order of, or filing or registration with, any such court or governmental agency or body is required for the execution, delivery and performance of this Agreement or any of the other Operative Documents by the Issuers and the consummation of the Transactions.

(o) The financial statements (including the related notes and supporting schedules) included in the Offering Memorandum comply as to form to the best of the knowledge of the Issuers in all material respects with the requirements of Regulation S-X under the Securities Act and present fairly the consolidated financial condition, results of operations and cash flows of the entities purported to be shown thereby, at the dates and for the periods indicated, and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved. The other financial data contained in the Offering Memorandum, insofar as it has been derived from or represents data presented in the historical financial statements or the books and records of the Issuers, is consistent with such financial statements or books and records of the Issuers, as applicable.

(p) Except as set forth in the Offering Memorandum, there are no legal or governmental proceedings pending to which either of the Issuers or any of their subsidiaries is a party or of which any property or assets of either of the Issuers or any of their subsidiaries is the subject which, if determined adversely to the Issuers or any of their subsidiaries, would reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of the Issuers (a “Material Adverse Effect”), and to the Issuers’ knowledge, no such proceedings are threatened or contemplated by governmental authorities or others.

(q) Except as set forth in the Offering Memorandum, there are no contracts, agreements or understandings between the Issuers or any of their subsidiaries and any person granting such person the right to require the Issuers or any of their subsidiaries to file a registration statement under the Securities Act with respect to any securities of the Issuers or any of their subsidiaries owned or to be owned by such person or to require the

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Issuers or any of their subsidiaries to include such securities in the securities to be registered pursuant to the Exchange Offer Registration Statement or the Shelf Registration Statement or in any securities registered or to be registered pursuant to any other registration statement filed by or required to be filed by the Issuers or any of their subsidiaries under the Securities Act.

(r) Except as disclosed in the Offering Memorandum, since the date of the latest audited consolidated financial statements of Holdings included in the Offering Memorandum, neither Issuer nor any of their subsidiaries has incurred any liability or obligation, direct or contingent, or entered into any transaction, in each case not in the ordinary course of business, that is material to the Issuers and their subsidiaries, taken as a whole, and there has not occurred, to the knowledge of the Issuers, any development or event involving a Material Adverse Effect and, except as disclosed in the Offering Memorandum, there has been no (i) dividend or distribution of any kind declared, paid or made by the Issuers on any class of their respective capital stock or other equity interests, except for distributions to holders of equity interests to pay tax liabilities associated with such equity interests ,(ii) issuance of securities by the Issuers (other than the Notes offered hereby) or (iii) material increase in short-term or long-term debt of the Issuers.

(s) Holdings (i) makes and keeps accurate books and records and (ii) maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with generally accepted accounting principles and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t) Since the date of the most recent balance sheet reviewed or audited by Holdings’ auditors, the board of directors (or a committee thereof) of Holdings (or persons fulfilling the equivalent function) has not been advised of (i) any significant deficiencies in the design or operation of internal controls which could adversely affect Holdings’ ability to record, process, summarize and report financial data nor any material weaknesses in internal controls; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Holdings’ internal controls.

(u) Since the date of the most recent balance sheet reviewed or audited by Holdings’ auditors, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(v) Deloitte & Touche LLP, who has certified certain financial statements of Holdings, whose report appears in the Offering Memorandum and who has delivered the initial letter referred to in Section 7(i) hereof, were independent certified public accountants during the periods covered by the financial statements on which their report

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is contained in the Offering Memorandum as required by the Securities Act and the rules and regulations promulgated thereunder.

(w) Each of the Issuers and their subsidiaries carry, or are covered by, insurance in such amounts and covering such risks as is adequate for the conduct of their respective businesses and the value of their respective properties and as is customary for companies engaged in similar businesses in similar industries.

(x) Each of the Issuers and their subsidiaries own or possess adequate rights to use all trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights and licenses necessary for the conduct of their respective businesses and have no reason to believe that the conduct of their respective businesses will conflict with, and have not received any notice of any claim of conflict with, any such rights of others, and the Issuers and their subsidiaries are not aware of any pending or threatened claim to the contrary or any pending or threatened challenge by any other person to the rights of the Issuers or any of their subsidiaries with respect to the foregoing which, if determined adversely to either of the Issuers or any of their subsidiaries would have a Material Adverse Effect.

(y) There are no contracts or other documents which would be required to be described in the Offering Memorandum (assuming that the Offering Memorandum was made part of a registration statement on Form S-1 filed with the Commission) that is not so described.

(z) No relationship, direct or indirect, exists between or among the Issuers or any of their subsidiaries on the one hand, and the directors, officers, holders of membership interests, stockholders, customers or suppliers of the Issuers or any of their subsidiaries on the other hand, which would be required to be described in the Offering Memorandum (assuming that the Offering Memorandum was made part of a registration statement on Form S-1 filed with the Commission) that is not so described.

(aa) No labor disturbance by the employees of the Issuers or any of their subsidiaries or, to the knowledge of the Issuers, by employees of L.M. Berry and Company who are dedicated to perform work on behalf of the Issuers, exists or, to the knowledge of the Issuers and their subsidiaries, is imminent which would reasonably be expected to have a Material Adverse Effect.

(bb) Each of the Issuers and their subsidiaries is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Issuers or any of their subsidiaries would have any liability except as would not reasonably be expected to result in a Material Adverse Effect; the Issuers and each of their subsidiaries have not incurred and do not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published

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interpretations thereunder (the “Code”); each “pension plan” for which the Issuers and their subsidiaries would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification except as would not reasonably be expected to result in a Material Adverse Effect.

(cc) Provided that on or prior to the Closing Date, the Issuers have entered into the Amendment providing for a $23.0 million increase in the existing $130.0 million term loan portion of the Credit Facility, none of the Issuers or any of their subsidiaries (i) is in violation of its charter and bylaws (or similar organizational documents), (ii) is in default, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, license or other agreement, including but not limited to the agreements described in the Offering Memorandum, or instrument to which it is a party or by which it is bound or to which any of its properties or assets is subject except as would not reasonably be expected to result in a Material Adverse Effect or (iii) is in violation of any law, ordinance, governmental rule, regulation or court decree to which it or its property or assets may be subject or has failed to obtain any material license, permit, certificate, franchise or other governmental authorization or permit necessary to the ownership of its property or to the conduct of its business except as would not reasonably be expected to result in a Material Adverse Effect. To the Issuers’ knowledge, no other party is in material violation of any contract material to the Issuers’ or any of their subsidiaries business.

(dd) None of the Issuers or any of their subsidiaries, or any director, officer, agent, employee or other person associated with or acting on behalf of the Issuers or any of their subsidiaries, has used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment.

(ee) The Issuers and each of their subsidiaries are (i) in compliance with any and all applicable federal, state and local laws, regulations, ordinance, rule, order, judgment, decree, permit or other legal requirement relating to the protection of human health and safety, the environment, natural resources or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), which compliance includes obtaining, maintaining and complying with all permits and authorizations and approvals required by Environmental Laws to conduct their respective businesses and (ii) have not received notice of any actual or potential liability for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except where such non-compliance with or liability under Environmental Laws would not reasonably be expected to have a Material Adverse Effect; and none of the Issuers or any of their subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended.

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(ff) The Issuers and each of their subsidiaries have good and marketable title to all real property and good and marketable title to all personal property owned by them, in each case, free and clear of all liens, encumbrances and defects except such as are described in the Offering Memorandum or would not reasonably be expected to have a Material Adverse Effect, and do not materially interfere with the use made or to be made of such property by the Issuers or their subsidiaries and all real property and buildings held under lease by the Issuers or any of their subsidiaries are held by them under valid and enforceable leases, with no exceptions that would materially interfere with the use made or to be made of such assets by the Issuers or their subsidiaries.

(gg) Immediately after the consummation of the Transactions, the fair value and present fair saleable value of the assets of the Issuers (each on a consolidated basis), will exceed the sum of its stated liabilities and identified contingent liabilities; neither Issuer, is, nor will either Issuer be, after giving effect to the execution, delivery and performance of this Agreement and the other Operative Documents and the consummation of the Transactions, (A) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (B) unable to pay its debts (contingent or otherwise) as they mature or (C) otherwise insolvent.

(hh) Neither of the Issuers is, or, as of the Closing Date (as defined below) after giving effect to the offering and sale of the Notes and the application of the proceeds as described in the Offering Memorandum under the section entitled “Use of Proceeds,” will be, an “investment company” within the meaning of such term under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(ii) Neither of the Issuers, nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act (“Regulation D”)) of the Issuers has directly, or through any agent (provided that no representation is made as to the Initial Purchasers or any person acting on their behalf), (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or could be integrated with the offering and sale of the Notes in a manner that would require the registration of the Notes under the Securities Act or (ii) engaged in any form of general solicitation or general advertising (within the meaning of Regulation D, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or similar medium or broadcast over television or radio, or any seminar or meeting whose attendees have been invited by any general solicitation or general advertising) in connection with the offering of the Notes. Neither of the Issuers has offered, sold or issued any securities, or securities that are convertible into other securities, with terms that are substantially similar to the Notes during the six-month period preceding the date of the Offering Memorandum, including any sales pursuant to Section 4(2) of the Securities Act or Regulation D or Regulation S under the Securities Act.

(jj) Each of the Preliminary Offering Memorandum and the Offering Memorandum, as of its date, contains the information specified in, and meets the requirements of, Rule 144A(d)(4) under the Securities Act.

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(kk) When issued and delivered pursuant to this Agreement, the Notes will not be of the same class (within the meaning of Rule 144A(d)(3) under the Securities Act) as securities of the Issuers that are listed on a national securities exchange registered under Section 6 of the Exchange Act or that are quoted in a U.S. automated inter-dealer quotation system.

(ll) Assuming (i) that your representations and warranties in Section 2 of this Agreement are true and accurate, (ii) your due performance of the covenants set forth herein and (iii) that each of the Eligible Purchasers is a QIB or a person who acquires the Notes outside the United States in an “offshore transaction” and is not a “U.S. person” (within the meaning of Regulation S), it is not necessary in connection with the purchase of the Notes and the offer and initial resale of the Notes by you in the manner contemplated by this Agreement and the Offering Memorandum, to register the Notes under the Securities Act or to qualify the Indenture under the Trust Indenture Act.

(mm) None of the Issuers or any of their affiliates or any person acting on their behalf has engaged or will engage in any directed selling efforts within the meaning of Rule 902(b) of Regulation S with respect to the Notes, and the Issuers and their affiliates and all persons acting on their behalf have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Notes outside of the United States and, in connection therewith, the Offering Memorandum will contain the disclosure required by Rule 902(h).

(nn) The Notes sold by the Issuers in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903(c)(3) of the Securities Act and only upon certification of beneficial ownership of such Notes by non-U.S. persons or U.S. persons who purchased such Notes in transactions that were exempt from the registration requirements of the Securities Act.

(oo) None of the Issuers or any of their subsidiaries or any person acting on their behalf has taken or will take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.

(pp) None of the Issuers or any of their subsidiaries or any person acting on their behalf has taken and none of them will take, any action that might cause this Agreement or the issuance or sale of the Notes to violate Regulation T (12 C.F.R. Part 220), Regulation U (12 C.F.R. Part 221) or Regulation X (12 C.F.R. Part 224) of the Board of Governors of the Federal Reserve System.

Each of the Issuers understands that the Initial Purchasers and, for purposes of the opinions to be delivered to the Initial Purchasers pursuant to Section 7 hereof, counsel to the Issuers and counsel to the Initial Purchasers will rely upon the accuracy and truth of the foregoing representations and hereby consents to such reliance.

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SECTION 2. Representations, Warranties and Agreements of the Initial Purchasers. Each of the Initial Purchasers, severally and not jointly, represents and warrants to, and agrees with, the Issuers, that:

(a) Such Initial Purchaser is a QIB with such knowledge and experience in financial and business matters as are necessary in order to evaluate the merits and risks of an investment in the Notes.

(b) Such Initial Purchaser (i) is not acquiring the Notes with a view to any distribution thereof or with any present intention of offering or selling any of the Notes in a transaction that would violate the Securities Act or any state securities laws or any other applicable jurisdiction; (ii) in connection with the Exempt Resales, will solicit offers to buy the Notes only from, and will offer to sell the Notes only to, Eligible Purchasers in accordance with this Agreement and on the terms contemplated by the Offering Memorandum; and (iii) will not offer or sell the Notes, nor has it offered or sold the Notes by, or otherwise engaged in, any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offering of the Notes.

(c) The Notes have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act. Such Initial Purchaser represents that it has not offered, sold or delivered the Notes, and will not offer, sell or deliver the Notes (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Notes and the Closing Date (such period, the “Distribution Compliance Period”), within the United States or to, or for the account or benefit of U.S. persons, except in accordance with Rule 144A under the Securities Act. Accordingly, such Initial Purchaser represents and agrees that neither it, its affiliates nor any persons acting on its behalf have engaged or will engage in any directed selling efforts within the meaning of Rule 902(c) of Regulation S with respect to the Notes, and its affiliates and all persons acting on its behalf have complied and will comply with the offering restrictions requirements of Regulation S.

(d) Such Initial Purchaser agrees that, at or prior to confirmation of a sale of Notes (other than a sale pursuant to Rule 144A), it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Notes from them during the Distribution Compliance Period a confirmation or notice substantially to the following effect:

“The Notes covered hereby have not been registered under the Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering or the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act, and in connection with any subsequent sale by

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you of the Notes covered hereby in reliance on Regulation S during the period referred to above to any distributor, dealer or person receiving a selling concession, fee or other remuneration, you must deliver a notice substantially to the foregoing effect. Terms used above have the meanings assigned to them in Regulation S.”

(e) Such Initial Purchaser (i) has not offered or sold, and, prior to the six months after the date of the issue of the Notes, will not offer or sell, any Notes to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) has complied with and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (the “FSMA”) with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom, and (iii) has only communicated or caused to be communicated and will only communicate and cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of any Notes in circumstances in which Section 21(1) of the FSMA would not apply to the Issuers.

(f) Each of the Initial Purchasers understands that the Issuers and, for purposes of the opinion(s) to be delivered to the Initial Purchasers pursuant to Section 7(d) and (e) hereof, counsel to the Issuers and the Initial Purchasers, will rely upon the accuracy and truth of the foregoing representations, warranties and agreements and the Initial Purchasers hereby consent to such reliance.

The terms used in this Section 2 that have meanings assigned to them in Regulation S are used herein as so defined.

SECTION 3. Purchase of the Notes by the Initial Purchasers. On the basis of the representations and warranties contained in, and subject to the terms and conditions of, this Agreement, the Issuers agree to sell the Notes to the several Initial Purchasers and each of the Initial Purchasers, severally and not jointly, agrees to purchase the amount of Notes set forth opposite such Initial Purchaser’s name in Schedule 1 hereto. Each Initial Purchaser will purchase such aggregate principal amount of Notes at an aggregate purchase price equal to 97.5% of the principal amount thereof (the “Purchase Price”).

The Issuers shall not be obligated to deliver any of the Notes to be delivered on the Closing Date, except upon payment for all of the Notes to be purchased on the Closing Date as provided herein.

SECTION 4. Delivery of and Payment for the Notes.

(a) Delivery of and payment for the Notes shall be made at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, at 11:00 A.M., New York City time, on the third full business day following the date of this

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Agreement or at such other date or place as shall be determined by agreement between Lehman Brothers and the Issuers. This date and time are sometimes referred to as the “Closing Date.”

(b) On the Closing Date, one or more Notes in definitive form, registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), having an aggregate principal amount corresponding to the aggregate principal amount of Notes sold pursuant to Eligible Resales (collectively, the “Global Notes”), shall be delivered by the Issuers to the Initial Purchasers against payment by the Initial Purchasers of the purchase price thereof by wire transfer of immediately available funds as the Issuers may direct by written notice delivered to you no later than two business days prior to the Closing Date. The Global Notes in definitive form shall be made available to the Initial Purchasers for inspection not later than 6:00 p.m. on the business day immediately prior to the Closing Date.

SECTION 5. Further Agreements of the Issuers. Each of the Issuers agrees:

(a) To advise you promptly and, if requested by you, to confirm such advice in writing, (i) of the issuance by the Commission or any state securities commission of any stop order suspending the qualification or exemption from qualification of the Notes for offering or sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose by the Commission or any state securities commission or other regulatory authority, and (ii) the happening of any event that makes any statement of a material fact made in the Preliminary Offering Memorandum or the Offering Memorandum untrue or which requires the making of any additions to or changes in the Preliminary Offering Memorandum or Offering Memorandum in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Issuers shall use all reasonable efforts to prevent the issuance of any stop order or order suspending the qualification or exemption of the Notes under any state securities or Blue Sky laws and, if at any time any state securities commission shall issue any stop order suspending the qualification or exemption of the Notes under any state securities or Blue Sky laws, the Issuers shall use all reasonable efforts to obtain the withdrawal or lifting of such order at the earliest possible time.

(b) To furnish to you without charge, as many copies of the Preliminary Offering Memorandum and the Offering Memorandum, and any amendments or supplements thereto, as you may reasonably request. The Issuers consent to the use, in accordance with the securities or blue sky laws of the jurisdictions in which the Notes are offered by you and by dealers, of the Preliminary Offering Memorandum and the Offering Memorandum, and any amendments and supplements thereto required pursuant to this Agreement, by you in connection with the Exempt Resales that are in compliance with this Agreement.

(c) Not to amend or supplement the Offering Memorandum prior to the Closing Date or during the period referred to in (d) below unless you shall previously have been advised of, and shall not have reasonably objected to, such amendment or supplement within a reasonable time, but in any event not longer than three days after

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being furnished a copy of such amendment or supplement. The Issuers shall promptly prepare, upon any reasonable request by you, any amendment or supplement to the Offering Memorandum that may be necessary or advisable in connection with Exempt Resales.

(d) If, after the date of this Agreement and prior to the completion of the distribution of the Notes, any event shall occur that, in the judgment of the Issuers or in your judgment or the judgment of counsel to you, makes any statement of a material fact in the Offering Memorandum untrue or that requires the making of any additions to or changes in the Offering Memorandum in order to make the statements in the Offering Memorandum, in the light of the circumstances at the time that the Offering Memorandum is delivered to prospective Eligible Purchasers, not misleading, or if it is necessary to amend or supplement the Offering Memorandum to comply with applicable law, the Issuers will promptly notify you of such event and prepare an appropriate amendment or supplement to the Offering Memorandum so that, at the time that the Offering Memorandum is delivered to prospective Eligible Purchasers, (i) the Offering Memorandum as amended or supplemented will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) the Offering Memorandum will comply with applicable law.

(e) Promptly from time to time to take such action as you may reasonably request to qualify the Notes for offering and sale under the state securities or Blue Sky laws of such jurisdictions as you may request (provided, however, that the Issuers shall not be obligated to qualify as a foreign corporation in any jurisdiction in which it is not now so qualified or to take any action that would subject it to general consent to service of process in any jurisdiction in which it is not now so subject) and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Notes.

(f) To use all best efforts to do and perform all things required to be done and performed under this Agreement by it prior to or after the Closing Date and to satisfy all conditions precedent on its part to the delivery of the Notes.

(g) Except as contemplated in the Registration Rights Agreement, not to sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) that would be integrated with the sale of the Notes in a manner that would require the registration under the Securities Act of the sale to you or the Eligible Purchasers of the Notes.

(h) Not to, and to not permit any of its affiliates to, resell any Notes that have been acquired by any of them, except in accordance with the Securities Act and the rules and regulations of the Commission.

(i) Not to, and to not permit any of its affiliates or any person acting on its or their behalf to, engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offering of the Notes.

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(j) Not to, and to not permit any of its affiliates or any person acting on its or their behalf to, engage in any directed selling efforts within the meaning of Rule 902(b) of Regulation S with respect to the Notes, and to, and require its affiliates or any person acting on its or their behalf to, comply with the offering restrictions requirements of Regulation S in connection with the offering of the Notes outside of the United States.

(k) Not to, and to not permit any of its subsidiaries or any person acting on its or their behalf to, take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute, the stabilization or manipulation of the price of the Notes to facilitate the sale or resale of the Notes.

(l) For so long as any Notes remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) or, if earlier, until two years after the Closing Date, and during any period in which the Issuers are not subject to Section 13 or 15(d) of the Exchange Act, to make available upon request to any registered holder or beneficial owner of Notes in connection with any sale thereof and any prospective purchaser of Notes from such registered holder or beneficial owner upon request of such holder, the information required by Rule 144A(d)(4) under the Securities Act.

(m) To use its best efforts to permit the Notes to be eligible for trading in The PORTALSM Market (“PORTAL”), a subsidiary of The Nasdaq Stock Market, Inc., and to permit the Notes to be eligible for clearance and settlement through DTC.

(n) To apply the net proceeds from the sale of the Notes substantially in accordance with the description set forth in the Offering Memorandum under the section entitled “Use of Proceeds.”

(o) To take such steps as shall be necessary to ensure that none of the Issuers or any of their subsidiaries shall become an “investment company” within the meaning of such term under the Investment Company Act and the rules and regulations of the Commission thereunder.

(p) Except for borrowings under the amendment to the Credit Agreement, dated as of June 13, 2003, as amended through the Closing Date, by and among Holdings, CBD Media LLC and the lenders named therein (the “Credit Facility”), for a period of 180 days from the date of the Offering Memorandum, not to, directly or indirectly, sell, contract to sell, grant any option to purchase, issue any instrument convertible into or exchangeable for, or otherwise transfer or dispose of, any debt securities of the Issuers in a public or private offering for cash having a maturity of more than one year from the date of issue of such securities, except (i) for the Exchange Notes in connection with the Exchange Offer or (ii) with the prior consent of the Initial Purchasers, which consent shall not be unreasonably withheld.

SECTION 6. Expenses. Each of the Issuers agrees that, whether or not the transactions contemplated by this Agreement are consummated or this Agreement becomes

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effective or is terminated (except as otherwise set forth in the second sentence of Section 11 hereof), to pay all costs, expenses, fees and taxes incident to and in connection with: (i) the preparation, printing, filing and distribution of the Preliminary Offering Memorandum and the Offering Memorandum (including, without limitation, financial statements) and all amendments and supplements thereto (but not, however, legal fees and expenses of your counsel incurred in connection therewith), (ii) the preparation, printing (including, without limitation, word processing and duplication costs) and delivery of this Agreement, the Indenture, the Registration Rights Agreement, and all other agreements, memoranda, correspondence and other documents printed and delivered in connection herewith and with the Exempt Resales (but not, however, legal fees and expenses of your counsel incurred in connection with any of the foregoing other than fees of such counsel), (iii) the issuance and delivery by the Issuers of the Notes, (iv) furnishing such copies of the Preliminary Offering Memorandum and the Offering Memorandum, and all amendments and supplements thereto, as may be reasonably requested for use in connection with the Exempt Resales, (v) the preparation of certificates for the Notes (including, without limitation, printing and engraving thereof), (vi) the fees, disbursements and expenses of the Issuers’ counsel and accountants and the Trustee, (vii) all expenses and listing fees in connection with the application for quotation of the Notes in PORTAL, (viii) the costs and expenses of the Issuers relating to investor presentations on any road show undertaken in connection with the offering of the Notes, including without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Issuers, travel and lodging expenses of the representatives and officers of the Issuers and any such consultants, and the cost of any aircraft chartered in connection with the road show, (ix) fees charged by any rating agency and other related expenses, if any, all fees and expenses (including fees and expenses of counsel) of the Issuers in connection with approval of the Notes by DTC for “book-entry” transfer, and (x) the performance by the Issuers of their other obligations under this Agreement.

SECTION 7. Conditions of Initial Purchasers’ Obligations. The respective obligations of the Initial Purchasers hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties of the Issuers contained herein, to the performance by each of the Issuers of its obligations hereunder, and to each of the following additional terms and conditions.

(a) The Issuers shall have used their best efforts to cause the Offering Memorandum to have been printed and copies distributed to you not later than 5:00 P.M., New York City time, on October 25, 2004, or at such later date and time as you may approve in writing, and no stop order suspending the qualification or exemption from qualification of the Notes in any jurisdiction shall have been issued and no proceeding for that purpose shall have been commenced or shall be pending or threatened.

(b) No Initial Purchaser shall have discovered and disclosed to the Issuers on or prior to such Closing Date that the Offering Memorandum or any amendment or supplement thereto contains an untrue statement of a fact which, in the judgment of the Initial Purchasers, is material or omits to state a fact which, in the judgment of the Initial Purchasers, is material and is required to be stated therein or is necessary to make the statements therein not misleading.

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(c) All corporate proceedings and other legal matters incident to the authorization, form and validity of this Agreement, the other Operative Documents, the Offering Memorandum, and all other legal matters relating to this Agreement and the Transactions shall be reasonably satisfactory in all material respects to counsel for the Initial Purchasers, and the Issuers shall have furnished to such counsel/the Initial Purchasers all documents and information that they may reasonably request to enable them to pass upon such matters.

(d) Latham & Watkins LLP shall have furnished to the Initial Purchasers its written opinions and 10b-5 representation letter, as counsel to the Issuers, addressed to the Initial Purchasers and dated as of the Closing Date, in form and substance reasonably satisfactory to the Initial Purchasers, substantially in the forms attached hereto as Exhibit B-1.

(e) The Initial Purchasers shall have received from Weil, Gotshal & Manges LLP, counsel for the Initial Purchasers, such opinion or opinions, dated as of the Closing Date, with respect to the issuance and sale of the Notes, the Offering Memorandum and other related matters as the Initial Purchasers may reasonably require, and the Issuers shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.

(f) Each of the Issuers and the Trustee shall have entered into the Indenture and the Initial Purchasers shall have received counterparts, conformed as executed, thereof.

(g) Each of the Issuers shall have entered into the Registration Rights Agreement and the Initial Purchasers shall have received counterparts, conformed as executed, by the Issuers.

(h) The Notes shall have been approved for trading in PORTALSM and shall be eligible for clearance and settlement through DTC.

(i) At the time of execution of this Agreement, the Initial Purchasers shall have received from Deloitte & Touche LLP a letter, in form and substance satisfactory to the Initial Purchasers, addressed to the Initial Purchasers and dated the date hereof (i) confirming that they are independent certified public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date hereof (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date hereof), the conclusions and findings of such firm with respect to the financial information and other matters ordinarily covered by accountants’ “comfort letters” to initial purchasers.

(j) With respect to the letter of Deloitte & Touche LLP, referred to in the preceding paragraph and delivered to the Initial Purchasers concurrently with the

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execution of this Agreement (the “initial letter”), the Initial Purchasers shall have received a letter (the “bring-down letter”) of such accountants, addressed to the Initial Purchasers and dated as of the Closing Date (i) confirming that they are independent certified public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the Commission, (ii) stating, as of the date of the bring-down letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in the Offering Memorandum, as of a date not more than five days prior to the date of the bring-down letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter and (iii) confirming in all material respects the conclusions and findings set forth in the initial letter.

(k) The Initial Purchasers shall have received a certificate from each of the Issuers, dated as of the Closing Date, signed by its Chief Executive Officer and Chief Financial Officer stating, as applicable, that:

(A) The representations and warranties of the Issuers contained herein, as applicable, are true and correct as if made on and as of the Closing Date (other than to the extent any such representation or warranty is made expressly to a certain date), and the Issuers, as applicable, have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder, to the extent a party hereto, at or prior to the Closing Date;

(B) They have carefully examined the Preliminary Offering Memorandum and the Offering Memorandum and, in their opinion, the Preliminary Offering Memorandum and Offering Memorandum, as of their respective dates, did not, and the Offering Memorandum, as of the Closing Date, does not include any untrue statement of a material fact and did not omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and since the date of the Offering Memorandum, no event has occurred which should have been set forth in a supplement or amendment to Offering Memorandum; and

(C) The issuance and sale of the Notes by the Issuers hereunder has not been enjoined (temporarily or permanently) by any court or governmental body or agency.

(l) (i) None of the Issuers or their subsidiaries shall have sustained since the date of the latest audited financial statements included in the Offering Memorandum (exclusive of any amendment or supplement thereto after the date hereof) any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Offering Memorandum or (ii) since such date there shall not have been any change in the capital stock or long-term

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debt of the Issuers or any change, or any development involving a prospective change, in or affecting the general affairs, management, financial position or results of operations of the Issuers and its subsidiaries, otherwise than as set forth or contemplated in the Offering Memorandum, the effect of which, in any such case described in clause (i) or (ii), is, in the judgment of Lehman Brothers, so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Notes being delivered on such Closing Date on the terms and in the manner contemplated herein and in the Offering Memorandum.

(m) Subsequent to the execution and delivery of this Agreement (i) no downgrading shall have occurred in the rating accorded the debt securities of the Issuers or any of their subsidiaries by any “nationally recognized statistical rating organization,” as that term is defined by the Commission for purposes of Rule 436(g)(2) of the Securities Act and (ii) no such organization shall have publicly announced or privately informed the Issuers or any of their subsidiaries that it has under surveillance or review, with possible negative implications, its rating of any of the debt securities of the Issuers or any of their subsidiaries.

(n) Subsequent to the execution and delivery of this Agreement there shall not have occurred any of the following: (i) trading in securities generally on the New York Stock Exchange or the American Stock Exchange or in the over-the-counter market, or trading in any securities of the Issuers or any of their subsidiaries on any exchange or in the over-the-counter market, shall have been suspended or the settlement of such trading generally shall have been materially disrupted or minimum prices shall have been established on any such exchange or such market by the Commission, by such exchange or by any other regulatory body or governmental authority having jurisdiction, (ii) a banking moratorium shall have been declared by Federal or state authorities, (iii) the United States shall have become engaged in hostilities not existing on the date of this Agreement, there shall have been an escalation in hostilities involving the United States or there shall have been a declaration of a national emergency or war by the United States or (iv) there shall have occurred such a material adverse change in general economic, political or financial conditions (or the effect of international conditions on the financial markets in the United States shall be such) or there shall have occurred any other calamity or crisis, including without limitation as a result of terrorist activities after the date hereof, as to make it, in the judgment of Lehman Brothers, impracticable or inadvisable to proceed with the offering or delivery of the Notes being delivered on such Closing Date on the terms and in the manner contemplated in the Offering Memorandum.

(o) On or prior to the Closing Date, the Issuers shall enter into the Amendment, providing for a $23.0 million increase in the existing $130.0 million term loan portion of the Credit Facility, the net proceeds of which shall be used substantially in accordance with the description set forth in the Offering Memorandum, under the section entitled “Use of Proceeds”; provided, that the Initial Purchasers shall not have the ability to waive the condition set forth in this Section 7(o).

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All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Initial Purchasers.

SECTION 8. Indemnification and Contribution.

(a) The Issuers shall jointly and severally indemnify and hold harmless each Initial Purchaser, its directors, officers and employees and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof (including, but not limited to, any loss, claim, damage, liability or action relating to purchases and sales of the Notes), to which that Initial Purchaser, director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained (A) in the Preliminary Offering Memorandum, the Offering Memorandum or in any amendment or supplement thereto or (B) in any Blue Sky application or other document prepared or executed by the Issuers (or based upon any written information furnished by the Issuers) specifically for the purpose of qualifying any or all of the Notes under the securities laws of any state or other jurisdiction (any such application, document or information being hereinafter called a “Blue Sky Application”) or (C) in any materials or information provided to investors by, or with the approval of, the Issuers in connection with the marketing of the offering of the Notes (“Marketing Materials”), including any roadshow or investor presentations made to investors by the Issuers (whether in person or electronically), (ii) the omission or alleged omission to state in the Preliminary Offering Memorandum, the Offering Memorandum or in any amendment or supplement thereto, or in any Blue Sky Application or Marketing Materials, any material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any act or failure to act or any alleged act or failure to act by any Initial Purchaser in connection with, or relating in any manner to, the Notes or the offering contemplated hereby, and which is included as part of or referred to in any loss, claim, damage, liability or action arising out of or based upon matters covered by clause (i) or (ii) above (provided that the Issuers shall not be liable under this clause (iii) to the extent that it is determined in a final judgment by a court of competent jurisdiction that such loss, claim, damage, liability or action resulted directly from any such acts or failures to act undertaken or omitted to be taken by such Initial Purchaser through its gross negligence or willful misconduct), and shall reimburse each Initial Purchaser and each such director, officer, employee or controlling person promptly upon demand for any legal or other expenses reasonably incurred by that Initial Purchaser, director, officer, employee or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Issuers shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission or alleged omission made in the Preliminary Offering Memorandum or the Offering Memorandum, or in any such amendment or supplement thereto, or in an Blue Sky Application, in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Issuers by or on behalf of

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any Initial Purchaser specifically for inclusion therein. The foregoing indemnity agreement is in addition to any liability which the Issuers may otherwise have to any Initial Purchaser or to any director, officer, employee or controlling person of that Initial Purchaser.

(b) Each Initial Purchaser shall, severally and not jointly, indemnify and hold harmless the Issuers, each of their directors, officers, employees and each person, if any, who controls the Issuers within the meaning of the Securities Act, from and against any loss, claim, damage or liability, joint or several, or any action in respect thereof, to which the Issuers or any such director, officer, employee or controlling person may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon, (i) any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Offering Memorandum or in any amendment or supplement thereto, or in any Blue Sky Application or (ii) the omission or alleged omission to state in the Preliminary Offering Memorandum, the Offering Memorandum or in any amendment or supplement thereto, or in any Blue Sky Application any material fact required to be stated therein or necessary to make the statements therein not misleading, but in each case only to the extent that the untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Initial Purchaser furnished to the Issuers through Lehman Brothers by or on behalf of that Initial Purchaser specifically for inclusion therein, and shall reimburse the Issuers and any such director, officer, employee or controlling person for any legal or other expenses reasonably incurred by the Issuers or any such director, officer or controlling person in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action as such expenses are incurred. The foregoing indemnity agreement is in addition to any liability which any Initial Purchaser may otherwise have to the Issuers or any such director, officer or controlling person.

(c) Promptly after receipt by an indemnified party under this Section 8 of notice of any claim or the commencement of any action, the indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the claim or the commencement of that action; provided, however, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have under this Section 8 except to the extent it has been materially prejudiced by such failure and, provided further, that the failure to notify the indemnifying party shall not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 8. If any such claim or action shall be brought against an indemnified party, and it shall notify the indemnifying party thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it wishes, jointly with any other similarly notified indemnifying party, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. After notice from the indemnifying party to the indemnified party of its election to assume the defense of such claim or action, the indemnifying party shall not be liable to the indemnified party under this Section 8 for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof other than

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reasonable costs of investigation; provided, however, that Lehman Brothers shall have the right to employ counsel to represent jointly Lehman Brothers and those other Initial Purchasers and their respective directors, officers, employees and controlling persons who may be subject to liability arising out of any claim in respect of which indemnity may be sought by the Initial Purchasers against the Issuers under this Section 8 if, in the reasonable judgment of Lehman Brothers, it is advisable for Lehman Brothers and those Initial Purchasers, directors, officers, employees and controlling persons to be jointly represented by separate counsel, and in that event the fees and expenses of such separate counsel shall be paid by the Issuers. No indemnifying party shall (i) without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding and does not include any findings of fact or admissions of fault or culpability as to the indemnified party or (ii) be liable for any settlement of any such action effected without its written consent (which consent shall not be unreasonably withheld), but if settled with the consent of the indemnifying party or if there be a final judgment of the plaintiff in any such action, the indemnifying party agrees to indemnify and hold harmless any indemnified party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 8 shall for any reason be unavailable to or insufficient to hold harmless an indemnified party under Section 8(a) or 8(b) in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to therein, then each indemnifying party shall, in lieu of indemnifying such indemnified party, contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, (i) in such proportion as shall be appropriate to reflect the relative benefits received by the Issuers on the one hand and the Initial Purchasers on the other from the offering of the Notes or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuers, on the one hand, and the Initial Purchasers on the other with respect to the statements or omissions which resulted in such loss, claim, damage or liability, or action in respect thereof, as well as any other relevant equitable considerations. The relative benefits received by the Issuers on the one hand and the Initial Purchasers on the other with respect to such offering shall be deemed to be in the same proportion as the total net proceeds from the offering of the Notes purchased under this Agreement (before deducting expenses) received by the Issuers, on the one hand, and the total discounts and commissions received by the Initial Purchasers with respect to the Notes purchased under this Agreement, on the other hand, bear to the total gross proceeds from the offering of the Notes under this Agreement. The relative fault shall be determined by reference to whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuers or the Initial Purchasers, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such statement or

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omission. The Issuers and the Initial Purchasers agree that it would not be just and equitable if contributions pursuant to this Section 8(d) were to be determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take into account the equitable considerations referred to herein. The amount paid or payable by an indemnified party as a result of the loss, claim, damage or liability, or action in respect thereof, referred to above in this Section 8(d) shall be deemed to include, for purposes of this Section 8(d), any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending or preparing to defend any such action or claim. Notwithstanding the provisions of this Section 8(d), no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Notes purchased by it was resold to Eligible Purchasers exceeds the amount of any damages which such Initial Purchaser has otherwise paid or become liable to pay by reason of any untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Initial Purchasers’ obligations to contribute as provided in this Section 8(d) are several in proportion to their respective purchase obligations and not joint.

(e) The Initial Purchasers severally confirm and the Issuers acknowledge that the last sentence on the cover page of the Offering Memorandum, the seventh paragraph of page ii of the Offering Memorandum, and the first sentence of the fifth and sixth paragraphs, the sixth sentence of the tenth paragraph and the eleventh paragraph under the section entitled “Plan of Distribution” in the Offering Memorandum constitute the only information concerning the Initial Purchasers furnished in writing to the Issuers by or on behalf of the Initial Purchasers specifically for inclusion in the Offering Memorandum.

SECTION 9. Defaulting Initial Purchasers.

If, on the Closing Date, any Initial Purchaser defaults in the performance of its obligations under this Agreement, the remaining non-defaulting Initial Purchasers shall be obligated to purchase the Notes that the defaulting Initial Purchaser agreed but failed to purchase on such Closing Date in the respective proportions which the amount of the Notes set forth opposite the name of each remaining non-defaulting Initial Purchaser in Schedule 1 hereto bears to the total amount of Notes set forth opposite the names of all the remaining non-defaulting Initial Purchasers in Schedule 1 hereto; provided, however, that the remaining non-defaulting Initial Purchasers shall not be obligated to purchase any of the Notes on such Closing Date if the total amount of the Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on such date exceeds 10% of the total amount of Notes to be purchased on such Closing Date, and any remaining non-defaulting Initial Purchaser shall not be obligated to purchase more than 110% of the amount of Notes which it agreed to purchase on such Closing Date pursuant to the terms of Section 2. If the foregoing maximums are exceeded, the remaining non-defaulting Initial Purchasers, or those other Initial Purchasers satisfactory to Lehman Brothers who so agree, shall have the right, but shall not be obligated, to purchase, in such proportion as may be agreed upon among them, all of the Notes to be purchased on such Closing

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Date. If the remaining Initial Purchasers or other Initial Purchasers satisfactory to Lehman Brothers do not elect to purchase the Notes which the defaulting Initial Purchaser or Initial Purchasers agreed but failed to purchase on such Closing Date, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or the Issuers, except that the Issuers will continue to be liable for the payment of expenses to the extent set forth in Sections 6 and 11. As used in this Agreement, the term “Initial Purchaser” includes, for all purposes of this Agreement unless the context requires otherwise, any party not listed in Schedule 1 hereto who, pursuant to this Section 9, purchases the Notes which a defaulting Initial Purchaser agreed but failed to purchase.

Nothing contained herein shall relieve a defaulting Initial Purchaser of any liability it may have to the Issuers for damages caused by its default. If other Initial Purchasers are obligated or agree to purchase the Notes of a defaulting or withdrawing Initial Purchaser, either Lehman Brothers or the Issuers may postpone the Closing Date for up to seven full business days in order to effect any changes that in the opinion of counsel for the Issuers or counsel for the Initial Purchasers may be necessary in the Offering Memorandum or in any other document or arrangement.

SECTION 10. Termination. The obligations of the Initial Purchasers hereunder may be terminated by Lehman Brothers by notice given to and received by the Issuers prior to delivery of and payment for the Notes if, prior to that time, any of the events described in Sections 7(l), 7(m) and 7(n) shall have occurred or if the Initial Purchasers shall decline to purchase the Notes for any reason permitted under this Agreement.

SECTION 11. Reimbursement of Initial Purchasers’ Expenses. If the Issuers shall fail to deliver the Notes to the Initial Purchasers by reason of any failure, refusal or inability on the part of the Issuers to perform any agreement on its part to be performed, or because any other condition of the Initial Purchasers’ obligations hereunder required to be fulfilled by the Issuers is not fulfilled, the Issuers will reimburse the Initial Purchasers for all reasonable out-of-pocket expenses (including fees and disbursements of counsel) incurred by the Initial Purchasers in connection with this Agreement and the proposed purchase of the Notes, and upon demand the Issuers shall pay the full amount thereof to Lehman Brothers. If this Agreement is terminated pursuant to Section 9 by reason of the default of one or more Initial Purchasers, the Issuers will not be obligated to reimburse any defaulting Initial Purchaser on account of those expenses.

SECTION 12. Notices, etc. All statements, requests, notices and agreements hereunder shall be in writing, and:

(a) if to the Initial Purchasers, shall be delivered or sent by mail, telex or facsimile transmission to the care of Lehman Brothers Inc., 745 Seventh Avenue, 19th Floor, New York, New York 10019, Attention: Alex Sade (Fax: (646) 758-1125), with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153, Attention: Todd Chandler, Esq. (Fax: 212-310-8007) and, in the case of any notice pursuant to Section 8(d), to the Director of Litigation, Office of the General Counsel, Lehman Brothers Inc., 399 Park Avenue, New York, New York (Fax: (212) 526-2648);

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(b) if to the Issuers, shall be delivered or sent by mail, telex or facsimile transmission to the Issuers, 312 Plum Street, Suite 900, Cincinnati, OH 45202, Attention: John Schwing (Fax: (513) 651-3842), with a copy to Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004, Attention: Scott Herlihy, Esq. (Fax: (202) 637-2201);

provided, however, that any notice to an Initial Purchaser pursuant to Section 8(c) shall be delivered or sent by mail, telex or facsimile transmission to such Initial Purchaser at its address set forth in its acceptance telex to Lehman Brothers, which address will be supplied to any other party hereto by Lehman Brothers upon request; provided further that any notice to the Initial Purchasers pursuant to Section 5(a) shall be delivered by email to Kenny Gunderman (kgunderm@lehman.com) and Kevin Genirs (kgenirs@lehman.com) at Lehman Brothers Inc. Any such statements, requests, notices or agreements shall take effect at the time of receipt thereof. The Issuers shall be entitled to act and rely upon any request, consent, notice or agreement given or made on behalf of the Initial Purchasers by Lehman Brothers.

SECTION 13. Persons Entitled to Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the Initial Purchasers, the Issuers and their respective personal representatives and successors. This Agreement and the terms and provisions hereof are for the sole benefit of only those persons, except that (a) the representations, warranties, indemnities and agreements of the Issuers contained in this Agreement shall also be deemed to be for the benefit of the directors, officers, employees of the Initial Purchasers and each person or persons, if any, who control any Initial Purchasers within the meaning of Section 15 of the Securities Act and (b) the indemnity agreement of the Initial Purchasers contained in Section 8(b) of this Agreement shall be deemed to be for the benefit of directors, officers, employees and any person controlling the Issuers within the meaning of Section 15 of the Securities Act. Nothing in this Agreement is intended or shall be construed to give any person, other than the persons referred to in this Section 13, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

SECTION 14. Survival. The respective indemnities, representations, warranties and agreements of the Issuers and the Initial Purchasers contained in this Agreement or made by or on behalf on them, respectively, pursuant to this Agreement, shall survive the delivery of and payment for the Notes and shall remain in full force and effect, regardless of any investigation made by or on behalf of any of them or any person controlling any of them.

SECTION 15. Definition of the Terms “Business Day” and “Subsidiary.” For purposes of this Agreement, (a) “business day” means each Monday, Tuesday, Wednesday, Thursday or Friday which is not a day on which banking institutions in New York are generally authorized or obligated by law or executive order to close and (b) “subsidiary” has the meaning set forth in Rule 405 of the Securities Act.

SECTION 16. Jurisdiction. Each of the parties hereto irrevocably consents to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the Borough of Manhattan, City and State of New York, over any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby. Each of the parties hereto waives any objection that it may have to the venue of any suit, action or

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proceeding with respect to this Agreement or the transactions contemplated hereby in the courts of the State of New York or the courts of the United States of America, in each case, located in the Borough of Manhattan, City and State of New York or that such suit, action or proceeding brought in the courts of the State of New York or United States of America, in each case, located in the Borough of Manhattan, City and State of New York was brought in an inconvenient court and agrees not to plead or claim the same.

SECTION 17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York.

SECTION 18. Counterparts. This Agreement may be executed in multiple counterparts and, if executed in counterparts, the executed counterparts shall each be deemed to be an original but all such counterparts shall together constitute one and the same instrument.

SECTION 19. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of, or to affect the meaning or interpretation of, this Agreement.

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If the foregoing correctly sets forth the agreement among the Issuers and the Initial Purchasers, please indicate your acceptance in the space provided for that purpose below.

Very truly yours,

CBD MEDIA HOLDINGS LLC

By:	/s/ Ben Coughlin
Name:	Ben Coughlin
Title:	Secretary

CBD HOLDINGS FINANCE, INC.

By:	/s/ Ben Coughlin
Name:	Ben Coughlin
Title:	Secretary

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Accepted:

LEHMAN BROTHERS INC.

By:	/s/ A. Sade
Authorized Representative

For itself and as representative

of the several Initial Purchasers named

in Schedule 1 hereto

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SCHEDULE 1

Initial Purchasers	Principal Amount of Notes
Lehman Brothers Inc.	$65,000,000
Banc of America Securities LLC	17,500,000
Goldman, Sachs & Co.	17,500,000
Total	$100,000,000

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EXHIBIT A

Registration Rights Agreement

EXHIBIT B-1

Form of Latham & Watkins Opinion

1. CBD Holdings is a limited liability company under the DLLCA with limited liability company power and authority to own its properties and to conduct its business as described in the Offering Memorandum. Based on certificates from public officials, we confirm that CBD Holdings is validly existing and in good standing under the laws of the State of Delaware.

2. CBD Holdings Finance is a corporation under the DGCL with corporate power and authority to own its properties and to conduct its business as described in the Offering Memorandum. Based on certificates from public officials, we confirm that CBD Holdings Finance is validly existing and in good standing under the laws of the State of Delaware.

3. The execution, delivery and performance of the Purchase Agreement have been duly authorized by all necessary corporate or limited liability company action, as applicable, of each of the Issuers, and the Purchase Agreement has been duly executed and delivered by each of the Issuers.

4. The Indenture has been duly authorized by all necessary corporate or limited liability company action, as applicable, of each of the Issuers, and the Indenture has been duly executed and delivered by each of the Issuers, and the Indenture is the legally valid and binding agreement of each of the Issuers, enforceable against each of them in accordance with its terms.

5. The Notes have been duly authorized by all necessary corporate or limited liability company action, as applicable, of each of the Issuers and, when executed, issued and authenticated in accordance with the terms of the Indenture and delivered to and paid for by you in accordance with the terms of the Purchase Agreement, will be the legally valid and binding obligations of each of the Issuers, enforceable against each of the Issuers in accordance with their terms.

6. The Issuers’ new 9 1/4% senior notes due 2012 (the “Exchange Notes”) to be issued in exchange for the Notes pursuant to the registered exchange offer contemplated by the Registration Rights Agreement have been duly authorized by all necessary corporate or limited liability action, as applicable, of each of the Issuers.

7. The Registration Rights Agreement has been duly authorized by all necessary corporate or limited liability company action, as applicable, of each of the Issuers, and has been duly executed and delivered by each of the Issuers and is the legally valid and binding agreement of each of the Issuers, enforceable against each of the Issuers in accordance with its terms.

8. No registration of the Notes under the Securities Act of 1933, as amended, and no qualification of the Indenture under the Trust Indenture Act of 1939, as amended, is required for the purchase of the Notes by you or the initial resale of the Notes by you to eligible purchasers, as described in the Offering Memorandum under the caption “Notice to Investors,” in each case, in the manner contemplated by the Purchase Agreement and the Offering Memorandum. We express no opinion, however, as to when or under what circumstances any Securities initially sold by you may be reoffered or resold.

9. The execution and delivery of the Operative Documents, and the issuance and sale of the Notes by the Issuers to you and the other Initial Purchasers pursuant to the Purchase Agreement on the date hereof do not:

(i)	violate the Issuers’ or their subsidiaries’ respective Governing Documents; or

(ii)	result in the breach of or a default under any of the Material Agreements; or

(iii)	violate the DGCL or DLLCA, as applicable, or any federal or New York statute, rule or regulation applicable to the Issuers; or

(iv)	require any consents, approvals, or authorizations to be obtained by the Issuers or any of their subsidiaries, or any registrations, declarations or filings to be made by the Issuers or any of their subsidiaries, in each case, under the DGCL or DLLCA, as applicable, or any federal or New York statute, rule or regulation applicable to the Issuers or their subsidiaries that have not been obtained or made.

10. With your consent based solely on certificates of officers of the Issuers as to factual matters, neither Issuer is, and immediately after giving effect to the sale of the Notes in accordance with the Purchase Agreement and the application of the proceeds as described in the Offering Memorandum under the caption “Use of Proceeds,” neither Issuer will be, required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

11. The statements in the Offering Memorandum under the caption “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Notes, and under the captions “Description of Other Indebtedness,” “Certain Relationships and Related Party Transactions – Advisory Agreement,” “Business – Printing, Paper and Distribution – Quebecor Agreement,” “Business – Printing, Paper and Distribution – DDA Agreement,” “Business – Intellectual Property” and “Business – Billing and Collection Services” insofar as they purport to describe or summarize certain provisions of the agreements or documents referred to therein, are accurate summaries or descriptions in all material respects.

12. We confirm that, to our knowledge, and based solely on (i) a certificate of an officer of each Issuer and (ii) our review of responses to auditors inquiries, all legal proceedings that would be required to be described by Regulation S-K Item 103 in a Registration Statement on Form S-1 for an offering of the Notes have been described in the Offering Memorandum.